Exhibit 25.8

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE

ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2) ☐

WELLS FARGO DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION

(Exact name of trustee as specified in its charter)

Not Applicable	56-1989961
(State of incorporation	(I.R.S. employer
if not a U.S. national bank)	identification no.)

919 North Market St., Suite 1600
Wilmington, DE	19801
(Address of principal executive offices)	(Zip code)

Wells Fargo & Company

Law Department, Trust Section

MAC N9305-172

Sixth and Marquette, 17th Floor

Minneapolis, MN 55479

(agent for services)

OneBeacon U.S. Holdings Trust III

(Exact name of obligor as specified in its charter)

Delaware	80-6052853
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

c/o OneBeacon U.S. Holdings, Inc.
601 Carlson Parkway
Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip code)

Preferred Securities

(Title of the Amended and Restated Declaration of Trust securities)

Item 1.  General Information.  Furnish the following information as to the trustee:

(a)  Name and address of each examining or supervising authority to which it is subject.

Comptroller of the Currency,

Treasury Department

Washington, D.C. 20230

Federal Deposit Insurance Corporation

Washington, D.C. 20429

Federal Reserve Bank of San Francisco

San Francisco, CA 94120

(b)  Whether it is authorized to exercise corporate trust powers.

The trustee is authorized to exercise corporate trust powers.

Item 2.  Affiliations with Obligor.  If the obligor is an affiliate of the trustee, describe each such affiliation.

None with respect to the trustee.

No responses are included for Items 3-14 of this Form T-1 because the obligor is not in default as provided under Item 13.

Item 15.  Foreign Trustee.  Not applicable.

Item 16.  List of Exhibits.

Wells Fargo Delaware Trust Company, National Association incorporates by reference into this Form T-1 exhibits attached hereto.

Exhibit 1.	A copy of the Articles of Association of the trustee now in effect.

Exhibit 2.	A copy of the Comptroller of the Currency Certificate of Corporate Existence and Fiduciary Powers for Wells Fargo Delaware Trust Company, National Association, dated February 28, 2011.

Exhibit 3.	Not applicable.

Exhibit 4.	A copy of Bylaws of the trustee as now in effect.

Exhibit 5.	Not applicable.

Exhibit 6.	The consents of United States institutional trustees required by Section 321(b) of the Act.

Exhibit 7.	A copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.

Exhibit 8.	Not applicable.

Exhibit 9.	Not applicable.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Wells Fargo Delaware Trust Company, National Association, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Wilmington and State of Delaware on the day of 10th of June, 2011.

WELLS FARGO DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION

By:	\s\ Amy L. Martin
Name:	Amy L. Martin
Title:	Vice President

Exhibit 1

Charter No. 23201

WELLS FARGO DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION

ARTICLES OF ASSOCIATION

AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2009

AS AMENDED FEBRUARY 19, 2010

For the purpose of organizing an association to carry on the business of banking under the laws of the United States, the undersigned do enter into the following Articles of Association:

FIRST. The title of this association shall be WELLS FARGO DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION or WELLS FARGO DELAWARE TRUST COMPANY, N.A.

SECOND. The main office of this association shall be in Wilmington, Delaware. The business of this association will be limited to that of a national trust bank. This association must obtain the prior written approval of the Office of the Comptroller of the Currency (“OCC”) before amending its Articles of Association to expand the scope of its activities and services. Transfers of this association’s stock are subject to prior approval of a federal depository institution regulatory agency. If no other agency approval is required, the OCC’s approval must be obtained before the transfers. In such cases where OCC approval is required, the OCC will apply the definitions and standards of the Change in Bank Control Act and the OCC’s implementing regulation to ownership changes in this association.

THIRD. The Board of Directors of this association shall consist of not less than five nor more than twenty-five shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director, during the full term of his directorship, shall own a minimum of $1,000 aggregate par value of stock of this association or a minimum par market value or equity interest of $1,000 of stock in the bank holding company controlling this association. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.

FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the Board of Directors may designate, on the day of each year specified thereby in the bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of this association entitled to vote for election of directors. Nominations other than those made by or on behalf of the existing bank management shall be made in writing and be delivered or mailed to the president of this association and to the OCC, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the president of this association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

Such notification shall contain the following information to the extent known to the notifying shareholder:

•                                               The name and address of each proposed nominee.

•                                               The principal occupation of each proposed nominee.

•                                               The total number of shares of capital stock of this association that will be voted for each proposed nominee.

•                                               The name and residence address of the notifying shareholder.

•                                               The number of shares of capital stock of this association owned by the notifying shareholder.

•                                               Nominations not made in accordance herewith may, in his discretion, be disregarded by the chairperson of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.

FIFTH.   The authorized amount of capital stock of this association shall be 2,000 shares of common stock of the par value of one hundred dollars ($100.00) each; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders’ meeting is specified in a resolution by the shareholders at the time the increase is authorized. The Board of Directors will have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

This association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

SIXTH. The Board of Directors shall appoint one of its members president of this association, who shall be chairperson of the Board of Directors, unless the Board of Directors appoints another director to be the chairperson. The Board of Directors shall have the power to appoint one or more vice presidents and to appoint a cashier and such other officers and employees as may be required to transact the business of this association.

The Board of Directors shall have the power to:

•                                               Define the duties of the officers and employees of this association.

•                                               Fix the salaries to be paid to the officers and employees.

•                                               Dismiss officers and employees.

•                                               Require bonds from officers and employees and to fix the penalty thereof.

•                                               Regulate the manner in which any increase of the capital of this association shall be made.

•                                               Manage and administer the business and affairs of this association.

•                                               Make all bylaws that it may be lawful for the Board of Directors to make.

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•                                               Generally to perform all acts that are legal for a Board of Directors to perform.

SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Wilmington, Delaware, without the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of the association to any other location, without the approval of the shareholders.

EIGHTH. The corporate existence of this association shall continue until terminated according to the laws of the United States.

NINTH. The Board of Directors of this association, or any three or more shareholders owning, in the aggregate, not less than 10 percent of the stock of this association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10 days prior to the date of the meeting to each shareholder of record at his address as shown upon the books of this association.

TENTH. The Association may make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 U.S.C. 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 USC 1828(k) and the implementing regulations thereunder.

The Association may indemnify an institution-affiliated party, as defined at 12 USC 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the laws of the State of Delaware, provided such payments are consistent with safe and sound banking practices.

ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

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Exhibit 2

Comptroller of the Currency

Administrator of National Banks

Washington, DC 20219

CERTIFICATE OF CORPORATE EXISTENCE AND FIDUCIARY POWERS

I, John Walsh, Acting Comptroller of the Currency, do hereby certify that:

1.  The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering, regulation and supervision of all National Banking Associations.

2.  “Wells Fargo Delaware Trust Company, National Association,” Wilmington, Delaware, (Charter No. 23201), is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.

IN TESTIMONY WHERE OF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department, in the City of Washington and District of Columbia, this February 28, 2011.

/s/ John Walsh
[SEAL]	Acting Comptroller of the Currency

Exhibit 3.

Not Applicable

Exhibit 4

WELLS FARGO DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION

BYLAWS

AMENDED AND RESTATED EFFECTIVE NOVEMBER 1, 2004
AS AMENDED APRIL 19, 2005
AS AMENDED FEBRUARY 19, 2010

ARTICLE I

Meetings of Shareholders

Section 1.1.                                   Annual Meeting.  The regular annual meeting of the shareholders for the election of directors and transaction of whatever other business may properly come before the meeting, shall be held at the Main Office of the Association, or such other place as the Board of Directors may designate, at 10:00 A.M. , on the third Tuesday of April in each year or such other time within 90 days as may be set by the Board of Directors. If, from any cause, an election of directors is not made on the said day, the Board of Directors shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provisions of the law; and notice thereof shall be given in the manner herein.

Section 1.2.                                   Special Meetings.  Except as otherwise specifically provided by statute, special meetings of the shareholders may be called for any purpose at any time by the Board of Directors or by any one or more shareholders owning, in the aggregate, not less than twenty-five percent of the stock of the Association.

Section 1.3.                                   Notice of Meetings.  Notice of Annual and Special meetings shall be mailed, postage prepaid, at least ten days prior to the date thereof provided for the annual meeting, addressed to each shareholder at his address appearing on the books of the Association; but any failure to mail such notice, or any irregularity therein, shall not affect the validity of such meeting, or of any of the proceedings thereat. A shareholder may waive any such notice.

Section 1.4.                                   Organization of Meetings.  The Chairman shall preside at all meetings of shareholders. In his absence, the President, or a director designated by the Chairman shall preside at such meeting.

Section 1.5.                                   Proxies.  Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing. Proxies shall be valid only for one meeting to be specified therein, and any adjournments of such meeting. Proxies shall be dated and shall be filed with the records of the meeting.

Section 1.6.                                   Quorum.  A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

ARTICLE II

Directors

Section 2.1.                                   Board of Directors.  The Board of Directors (hereinafter referred to as the “Board”), shall have power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by said Board.

Section 2.2.                                   Number.  The Board shall consist of not less than five nor more than twenty-five persons, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the full Board or by resolution of the shareholders at any meeting thereof; provided, however, that a majority of the full Board may not increase the number of directors to a number which: (a) exceeds by more than two the number of directors last elected by shareholders where such number was fifteen or less; and (b) to a number which exceeds by more than four the number of directors last elected by shareholders where such number was sixteen or more, but in no event shall the number of directors exceed twenty-five.

Section 2.3.                                   Organization Meeting.  A meeting shall be held for the purpose of organizing the new Board and electing and appointing officers of the Association for the succeeding year on the day of the Annual Meeting of Shareholders or as soon thereafter as practicable, and, in any event, within thirty days thereof. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 2.4.                                   Regular Meetings.  The regular meetings of the Board shall be held on such days and time as the directors may, by resolution, designate; and written notice of any change thereof shall be sent to each member. When any regular meeting of the Board falls upon a legal holiday, the meeting shall be held on such other day as the Board may designate.

Section 2.5.                                   Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board, or President, or at the request of three or more directors. Each director shall be given notice of each special meeting, except the organization meeting, at least one day before it is to be held by facsimile, telephone, telegram, letter or in person. Any director may waive any such notice.

Section 2.6.                                   Quorum.  A majority of the directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a less number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned without further notice.

Section 2.7.                                   Term of Office and Vacancy.  Directors shall hold office for one year and until their successors are elected and have qualified. No person shall stand for election as a director of this Association if at the date of his election he will have passed his seventieth birthday; provided, however, this prohibition shall not apply to persons who are active officers of this Association, an affiliate bank, or its parent corporation, or a former chief executive officer of the Association. No person, who is not an officer or former officer of this Association, an affiliate bank, or its parent corporation and who has discontinued the principal position or activity the person held when initially elected, shall be recommended to the shareholders for reelection; provided, however, that exceptions may be made because of a change in principal position or activity which would be compatible with continued service to this Association. No person elected as a director may exercise any of the powers of his office until he has taken the oath of office as prescribed by law. When any vacancy occurs among the directors, the remaining members of the Board, in accordance with the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose.

Section 2.8.                                   Nominations.  Nominations for election to the Board may be made by the Executive Committee or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors.

Section 2.9.                                   Communications Equipment.  Any or all directors may participate in a meeting of the Board by means of conference telephone or any means of communication by which all persons participating in the meeting are able to hear each other.

Section 2.10.                             Action Without Meeting.  Any action required or permitted to be taken by the Board or committee thereof by law, the Association’s Articles of Association, or these

Bylaws may be taken without a meeting, if, prior or subsequent to the action, all members of the Board or committee shall individually or collectively consent in writing to the action. Each written consent or consents shall be filed with the minutes of the proceedings of the Board or committee. Action by written consent shall have the same force and effect as a unanimous vote of the directors, for all purposes. Any certificate or other documents that relates to action so taken shall state that the action was taken by unanimous written consent of the Board or committee without a meeting.

ARTICLE III

Committees of the Board

Section 3.1.                                   Executive Committee.  The Board may by resolution adopted by a majority of the entire Board designate an Executive Committee consisting of the Chairman of the Board, the President, and not less than two other directors. Subject to the national banking laws and the Association’s Articles of Association, the Executive Committee may exercise all the powers of the Board of Directors with respect to the affairs of the Association, except that the Executive Committee may not:

1.	(a)	exercise such powers while a quorum of the Board of Directors is actually convened for the conduct of business,

	(b)	exercise any power specifically required to be exercised by at least a majority of all the directors,

	(c)	act on matters committed by the Bylaws or resolution of the Board of Directors to another committee of the board, or

	(d)	amend or repeal any resolution theretofore adopted by the Board of Directors which by its terms is amendable or repealable only by the Board;

2.	amend the Articles of Association or make, alter or repeal any Bylaw of the Association;

3.

elect or appoint any director, create or fill any vacancies in the Board of Directors or remove any director, or authorize or approve any change in the compensation of any officer of the Association who is also a director of the Association;

4.

authorize or approve issuance or sale or contract for sale of shares of stock of the Association, or determine the designation and relative rights, preferences and limitations of a class or series of shares;

5.

adopt an agreement of merger or consolidation, or submit to shareholders any action that requires shareholder approval, including any recommendation to the shareholders concerning the sale, lease or exchange of all or substantially all the Association’s property and assets, a dissolution of the Association or a revocation of a previously approved dissolution; or

6.	authorize an expenditure by the Association in excess of $10 million for any one item or group of related items.

The committee shall hold regular meetings at such times as the members shall agree and whenever called by the chairman of the committee. A majority of the committee shall constitute a quorumfor the transaction of business. The committee shall keep a record of its proceedings and shall report these proceedings to the Board at the regular meetings thereof. The committee shall serve as the nominating committee for nominations to the Board.

Section 3.2.                                   Chairman of the Executive Committee.  The Board may designate one of its members to be Chairman of the Executive Committee who shall preside at the meetings thereof and shall perform such duties as the Board shall assign to him from time to time.

Section 3.3.                                   Audit Committee.  The Board shall appoint a committee of three or more persons exclusive of the officers of this Association which committee shall be known as the Audit Committee. It shall be the duty of this committee at least once in every twelve months to examine the affairs of the Association, and determine whether it is in a sound and solvent condition and to recommend to the Board such changes in the manner of doing business, etc., as may seem to be desirable. The committee may cause such examination to be made in its behalf and under its supervision by outside accountants and may also use the services of any other persons either inside or outside the Association to assist in its work. The results of each examination shall be reported in writing to the Board.

Section 3.4.                                   Audit of Trust Department.  The Audit Committee shall, at least once during each calendar year and within fifteen months of the last such audit make suitable audits of the Trust Department or cause suitable audits to be made by auditors responsible only to the Board, and at such time shall ascertain whether the department has been administered in accordance with law, Part 9 of the Regulations of the Comptroller of the Currency, and sound fiduciary principles. In lieu of such periodic audit the Audit Committee, at the election of the Board, may conduct or cause to be conducted by auditors responsible only to the Board an adequate continuous audit system adopted by the Board. A written report of such periodic or continuous audit shall be made to the Board.

Section 3.5.                                   Other Committees.  The Board may appoint from time to time other committees composed of one or more persons each, for such purposes and with such powers as the Board may determine. The Chairman of the Board shall have the power to designate another person to serve on any committee during the absence or inability of any member thereof so to serve.

Section 3.6.                                   Directors’ Emeritus.  The Board may designate one or more persons to serve as Director Emeritus. Such Director Emeritus shall have the right to attend any and all meetings of the Board, but shall have no vote at such meetings. A person designated as Director Emeritus may serve in that capacity for a period of three years.

Section 3.7.                                   Alternate Committee Members.  The Board may, from time to time, appoint one or more, but no more than three persons to serve as alternate members of a committee, each of whom shall be empowered to serve an that committee in place of a regular committee member in the event of the absence or disability of that committee member. An alternate committee member shall, when serving on a committee, have all of the powers of a regular committee member. Alternate committee members shall be notified of, and requested to serve at, a particular meeting or meetings, or for particular periods of time, by or at the direction of the chairman of the committee or the Chairman of the Board.

ARTICLE IV

Officers

Section 4. 1.                                Officers.  The officers of the Association may be a Chairman of the Board, a Vice Chairman of the Board, one or more Chairmen or Vice Chairmen (who shall not be required to be directors of the Association), a President, one or more Vice Presidents, a Secretary, a Cashier or Treasurer, and such other officers, including officers holding similar or equivalent titles to the above in regions, divisions or functional units of the Association, as may be appointed by the Board of Directors. The Chairman of the Board and the President shall be members of the Board of Directors. Any two or more offices may be held by one person, but no officer shall sign or execute any document in more than one capacity.

Section 4.2.                                   Term of Office.  The officers who are required by the articles of association or the bylaws to be members of the Board shall hold their respective offices until the Organization meeting of the Board following the annual meeting of shareholders or until their respective successors shall have been elected, unless they shall resign, become disqualified or be removed from office. Each other officer shall hold office at the pleasure of the Board. Any officer may be removed at any time by the Board.

Section 4.3.                                   Chairman of the Board.  The chairman of the board shall be designated as Chairman of the Board. He shall preside at all meetings of the stockholders and directors and he shall be a member of all committees of the Board except the Audit Committee. He shall have such other powers and perform such other duties as may be prescribed from time to time by the Board. He shall be subject only to the direction and control of the Board.

Section 4.4.                                   President.  The president shall be the chief executive officer of the Association and he shall be designated as President and Chief Executive Officer. In the absence of the Chairman the President shall preside at all meetings of the Board. The President shall be a member of each committee of the Board except the Audit Committee. He shall have the powers and perform the duties conferred or imposed upon the President by the national banking laws, and he shall have such other powers and perform such other duties as may from time to time be imposed upon or assigned to him by the Board.

Section 4.5.                                   Chief Financial Officer.  The Chief Financial officer shall have such title as may be designated by the Board and he shall be responsible for all monies, funds and valuables of this Association, provide for the keeping of proper records of all transactions of the Association, report to the Board at each regular meeting the condition of the Association, submit to the Board, when requested, a detailed statement of the income and expenses, be responsible for the conduct and efficiency of all persons employed under him, and perform such other duties as may be from time to time assigned to him by the Board.

Section 4.6.                                   Other Officers.  All other officers shall respectively exercise such powers and perform such duties as generally pertain to their several offices, or as may be conferred upon or assigned to them by the Board, the Chairman of the Board or the President.

Section 4.7.                                   Bond.  Each officer and employee, if so required by the Board, shall give bond with surety to be approved by the Board, conditioning for the honest discharge of his duties as such officer or employee. In the discretion of the Board, such bonds may be individual, schedule or blanket form, and the premiums may be paid by the Association.

Section 4.8.                                   Officers Acting as Assistant Secretary.  Notwithstanding Section 4.1 of this Article IV, any Senior Vice President, Vice President or Assistant Vice President shall have, by virtue of his office, and by authority of the Bylaws, the authority from time to time to act as an Assistant Secretary of the Association, and to such extent, said officers are appointed to the office of Assistant Secretary.

ARTICLE V

Fiduciary Powers

Section 5.1.                                   Trust Services Division.  There shall be divisions of this Association known as the Capital Management Group and the Wealth Management Group which shall be responsible for the exercise of the fiduciary activities of this Association.

Section 5.2.                                   Trust Officers.  There shall be one or more Officers of this Association whose duties in Delaware shall be to manage, supervise and direct all the fiduciary activities of the Capital Management and Wealth Management Groups in Delaware. Further, there shall be one or more Senior Trust Officers designated to assist the Officers in the performance of their duties. They shall do or cause to be done all things necessary or proper in carrying out the business of the Capital Management and Wealth Management Groups in accordance with provisions of applicable laws and regulations.

Section 5.3.                                   General Trust Committee.  The Association appoints, as its General Trust Committee, the General Trust Committee of Wachovia Bank, National Association. The General Trust Committee is composed of not fewer than four (4) members of the Wachovia Bank, National Association Board of Directors or officers of that Association who shall be appointed annually, or from time to time, by the Board of Directors of that Association. Each member shall serve until his successor is appointed. The Board of Directors or the Chairman of the Board may change the membership of the General Trust Committee at any time, fill any vacancies therein, or discharge any member thereof with or without cause at any time. The General Trust Committee shall counsel and advise on all matters relating to the fiduciary business or affairs of the Capital Management and Wealth Management Groups and shall adopt overall policies for the conduct of the fiduciary business of the Capital Management and Wealth Management Groups, including, but not limited to: general administration, investment policies, new business development, and review for approval of major assignments of functional responsibilities. The General Trust Committee shall assign the administration and performance of any of its fiduciary powers or duties to any subcommittee as it may designate such subcommittee to consist of officers of this Association. The General Trust Committee shall appoint the members of any such subcommittees and shall determine the number of members which constitutes a quorum at meetings of such subcommittees. The General Trust Committee shall meet at least quarterly or as called for by its Chairman or any three (3) members of the Committee. A quorum shall consist of three (3) members. In carrying out its responsibilities, the General Trust Committee shall review the actions of all officers, employees and committees utilized by this Association in connection with the fiduciary activities of the Capital Management and Wealth Management Groups and may assign the administration and performance of any fiduciary powers or duties to any officers or employees of the Capital Management Group or Wealth Management Group or to any committee it may designate. One of the methods to be used in the review process will be the scrutiny of the Reports of Examination by the Office of the Comptroller of the Currency and the reports of the Audit Division of Wachovia Corporation, as they relate to the activities of the Capital Management and Wealth Management Groups. These reviews shall be in addition to reviews of such reports by the Audit Committee of the Board of Directors. The General Trust Committee shall make its minutes available to the Board of Directors at its next regularly scheduled meeting following a meeting of the General Trust Committee. As required by Section 9.4 of Regulation 9 of the Comptroller of the Currency, the Board of Directors retains responsibility for the proper exercise of this Association’s fiduciary powers.

Members of the General Trust Committee will abide by the Association’s Code of Conduct as it applies to the Capital Management and Wealth Management Groups.

ARTICLE VI

Stock Certificates and Transfers

Section 6.1.                                   Stock Certificates.  Ownership of capital stock of the Association shall be evidenced by certificates of stock signed by the Chairman or President, and the Secretary, or an Assistant Secretary. Each certificate shall state upon its face that the stock is transferable only upon the books of the Association by the holder thereof, or by duly authorized attorney, upon the surrender of such certificate, and shall meet the requirements of Section 5139, United States Revised Statutes, as amended.

Section 6.2.                                   Transfers.  The stock of this Association shall be assignable and transferable only on the books of this Association, subject to the restrictions and provisions of the national banking laws; and a transfer book shall be provided in which all assignments and transfers of stock shall be made. When stock is transferred, the certificates thereof shall be returned to the Association, canceled, preserved and new certificates issued.

Section 6. 3.                                Dividends.  Dividends shall be paid to the shareholders in whose names the stock shall stand at the close of business on the day next preceding the date when the dividends are payable, provided, however, that the directors may fix another date as a record date for the determination of the shareholders entitled to receive payment thereof.

ARTICLE VII

Increase of Stock

Section 7.1.                                   Capital Stock.  Shares of the capital stock of the Association, which have been authorized but not issued, may be issued from time to time for such consideration, not less than the par value thereof, as may be determined by the Board.

ARTICLE VIII

Corporate Seal

Section 8.1.                                   Seal.  The seal, an impression of which appears below, is the seal of the Association adopted by the Board of Directors:

[Seal]

The Chairman of the Board, the Vice Chairman, the President, Senior Executive Vice President, Executive Vice President, Senior Vice President, Vice President, each Assistant Vice President, the Chief Financial Officer, the Secretary, each Assistant Secretary, each Trust Officer, each Assistant Trust Officer or each Assistant Cashier, shall have the authority to affix the corporate seal of this Association and to attest to the same.

ARTICLE IX

Miscellaneous Provisions

Section 9.1.                                   Fiscal Year.  The fiscal year of the Association shall be the calendar year.

Section 9.2.                                   Execution of Instruments.  All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, notices, applications, schedules, accounts, affidavits, bonds, undertakings, proxies, and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Association by the Chairman of the Board, the Vice Chairman of the Board, any Chairman or Vice Chairman, the President, any Senior Executive Vice President, Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Secretary, the Cashier or Treasurer, or any officer holding similar or equivalent titles to the above in any regions, divisions or functional units of the Association, or, if in connection with the exercise of fiduciary powers of the Association, by any of said officers or by any Trust Officer or Assistant Trust Officer (or equivalent titles), and if so required by applicable law or regulation, attested or countersigned by the Secretary or Assistant Secretary; provided, however, that were required, any such instrument shall be attested by one of said officers other than the officer executing such instrument. Any such instruments may also be executed, acknowledged, verified, delivered, or accepted in behalf of the Association in such other manner and by such other officers as the Board of Directors may from time to time direct. The provisions of this Section 9.2 are supplementary to any other provision of these By-laws.

Section 9.3.                                   Records.  The organization papers of this Association, the articles of association, the bylaws and any amendments thereto, the proceedings of all regular and special meetings of the shareholders and of the directors, the returns of the judges of elections, and the reports of the committees of directors shall be recorded in an appropriate minute book, and the minutes of each meeting shall be signed by the Secretary or any other officer appointed to act as secretary of the meeting.

Section 9.4.                                   Banking Hours.  This Association and its branch offices shall be open on such days and during such hours as shall be fixed from time to time by the Board.

Section 9.5.                                   Voting Shares of Other Corporations.  The Chairman, any Vice Chairman, the President, or any Vice President is authorized to vote, represent and ociation all rights incident to any and all shares of stock of any other corporation standing in the name of the Association. The authority granted herein may be exercised by such officers in person or by proxy or by power of attorney duly executed by said officer.

Section 9.6                                      Corporate Governance Procedures.  To the extent not inconsistent with applicable federal banking statutes and these By-laws, the corporate governance procedures of the relevant provisions of Delaware General Corporation Law (Chapter 1 of the Delaware Code), will be followed.

ARTICLE X

Bylaws

Section 10.1.                             Inspection.  A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the Head Office of the Association, and shall be open for inspection to all shareholders, during banking hours.

Section 10.2.                             Amendments.  These Bylaws may be changed or amended at any regular or special meeting of the Board by the vote of a majority of the Directors.

Exhibit 5.

Not Applicable

Exhibit 6.

June 10, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen:

In accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, the undersigned hereby consents that reports of examination of the undersigned made by Federal, State, Territorial, or District authorities authorized to make such examination may be furnished by such authorities to the Securities and Exchange Commission upon its request thereof.

Very truly yours,

WELLS FARGO DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION

By:	\s\ Amy L. Martin
Name:	Amy L. Martin
Title:	Vice President

Exhibit 7.

Consolidated Report of Condition of

Wells Fargo Delaware Trust Company, N.A.

of 919 North Market Street, Wilmington, DE 19801

And Foreign and Domestic Subsidiaries,

at the close of business March 31, 2011, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Thousands

ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$0
Interest-bearing balances		73,628
Securities:
Held-to-maturity securities		0
Available-for-sale securities		0
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		0
Securities purchased under agreements to resell		0
Loans and lease financing receivables:
Loans and leases held for sale		0
Loans and leases, net of unearned income	262,250
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance		262,250
Trading Assets		0
Premises and fixed assets (including capitalized leases)		5
Other real estate owned		0
Investments in unconsolidated subsidiaries and associated companies		0
Direct and indirect investments in real estate ventures		0
Intangible assets
Goodwill		0
Other intangible assets		0
Other assets		15,467

Total assets		$351,350

LIABILITIES
Deposits:
In domestic offices		$0
Noninterest-bearing	0
Interest-bearing	0
In foreign offices, Edge and Agreement subsidiaries, and IBFs		0
Noninterest-bearing	0
Interest-bearing	0
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		0
Securities sold under agreements to repurchase		0

Dollar Amounts
In Millions

Trading liabilities	0
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	0
Subordinated notes and debentures	0
Other liabilities	22,672

Total liabilities	$22,672

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	200
Surplus (exclude all surplus related to preferred stock)	303,223
Retained earnings	25,255
Accumulated other comprehensive income	0
Other equity capital components	0

Total bank equity capital	328,678
Noncontrolling (minority) interests in consolidated subsidiaries	0

Total equity capital	328,678

Total liabilities, and equity capital	$351,350

I, Timothy J. Sloan, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Timothy J. Sloan
EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

David Coffaro	Directors
Ceci Brunner
Edward Truitt

Exhibit 8.

Not Applicable

Exhibit 9.

Not Applicable